CODE OF ETHICS
                            Effective January 7, 2005

                              For Access Persons of
                           Oak Ridge Investments, LLC


I.       GENERAL FIDUCIARY PRINCIPLES; PURPOSE

         Oak Ridge Investments, LLC ("Oak Ridge") is committed to maintaining high ethical standards in managing its clients' assets. In addition to the specific principles described in this Code of Ethics, all access persons (as defined below) will be governed by the following general fiduciary principles:

         A. The duty at all times to place the interests of the clients of Oak Ridge above all others;

         B. The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

         C. The fundamental standard that no access person should take inappropriate advantage of their position; and

         D. The requirement that each access person must comply with applicable federal securities laws.

         This Code of Ethics is designed to provide Oak Ridge, and therefore the clients of Oak Ridge, with a high level of confidence that each access person's personal investment activities do not conflict with the interests of Oak Ridge's clients and preserve and protect Oak Ridge's reputation.

         This Code of Ethics also recognizes the expressed desire by clients of Oak Ridge that access persons invest in the Funds and in some cases maintain separately managed accounts which are managed on the same basis as other separately managed accounts for clients of Oak Ridge.

II.      DEFINITIONS

         A. "Act" means the Investment Company Act of 1940, as amended.

         B. "Access person" means any officer or director or Advisory Person of Oak Ridge. Oak Ridge shall inform its employees of their respective reporting obligations under this Code of Ethics.

         C. "Advisory Person" means: any employee of Oak Ridge or of any company in a control relationship to Oak Ridge, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by clients of Oak Ridge, or whose functions relate to the making of any recommendations (or decisions, as the case may be for managed accounts) with respect to such purchases or sales or who has access to non-public information regarding the holdings of any Fund (as defined below) or who has access to non-public information regarding investment decisions being made by Oak Ridge.

         D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security for a portfolio type managed by Oak Ridge has been made and communicated and, with respect to the person or persons making the recommendation or decision, when such person or persons seriously consider making such a recommendation or decision.

         E. "Beneficial ownership" will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a general matter, "beneficial ownership" will be attributed to you as an access person in all instances where you (i) possess the ability to buy or sell the security (or the ability to direct the disposition of the security);
                  (ii) possess the voting power (including the power to vote or to direct the voting) over such security; or (iii) directly or indirectly receive any benefits substantially equivalent to those of ownership.

                  Although the following is not an exhaustive list, you generally would be regarded to be the beneficial owner of the following:

                           (i) securities held in your own name (whether individually or through an IRA or pension plan);

                           (ii) securities you hold with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

                           (iii) securities held by a bank or broker as nominee or custodian on your behalf or pledged as collateral for a loan;

                           (iv) securities held by members of your immediate family sharing the same household if your are a custodian, guardian or otherwise have controlling influence over the purchase, sale, or voting of such securities ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

                           (v) securities held by a relative not residing in your home if you are a custodian, guardian, or otherwise have controlling influence over the purchase, sale, or voting of such securities;

                           (vi) securities held by a trust of which you serve as a trustee and in which you have a pecuniary interest;

                           (vii) securities held by a trust in which you are a beneficiary and have or share the power to make purchase or sale decisions;

                           (viii) securities held by a general partnership or limited partnership in which you are a general partner; and

                           (ix) securities owned by a corporation which is directly or indirectly controlled by, or under common control with, you.

                  Any uncertainty as to whether you beneficially own a security should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition is subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

         F.       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Act. As a general matter, "control" means the power to exercise a controlling influence. The "power to exercise a controlling influence" is intended to include not only the active exercise of power, but also the latent existence of power.

         G. "Funds" means, at this time, Pioneer Oak Ridge Large Cap Growth Fund and Pioneer Oak Ridge Small Cap Growth Fund. If Oak Ridge is engaged to provide investment advise or to sub-advise another investment company (i.e. generally a mutual fund) registered under the Act, such mutual fund will be included within the meaning of "Fund" or "Funds".

         H. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

         I. "Reportable Security" includes (other than as excluded below): common stocks, preferred stocks, debt securities; options on and warrants to purchase common stocks, preferred stocks or debt securities; shares of closed-end investment companies, futures, commodities and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a security. For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security. The term "Reportable Security" also includes the Funds, private investments, including oil and gas ventures, real estate syndicates and other investments which are not publicly traded. The term Reportable Securities shall not include shares of registered open-end investment companies (other than Funds), direct obligations of the government of the United States (note that obligations of agencies of the federal government (such as GNMAs) or of municipal or other governments are Reportable Securities), high quality short-term debt instruments, bankers' acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

III.     EXEMPTED TRANSACTIONS

         The provisions of Sections IV, V and VI of this Code of Ethics shall not apply to:

                  (i) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control (e.g., a blind trust);

                  (ii) Purchases or sales of securities which are not eligible for purchase or sale by Oak Ridge clients;

                  (iii) Purchases or sales which are non-volitional on the part of either the access person or Oak Ridge;

                  (iv) Purchases which are part of an automatic dividend reinvestment plan; or

                  (v)      Transactions in securities other than Reportable
                           Securities.

         The provisions of Section VI regarding pre-clearance shall not apply to any (1) activities within a separately managed account managed by Oak Ridge in the same manner as all other separately managed accounts managed by Oak Ridge within the same investment management discipline; or (2) any transactions in the Funds (provided that if an access person sell shares of the Funds other than on an infrequent basis, the Chief Compliance Officer may impose pre-clearance requirements on Fund transactions).

IV.      PROHIBITED ACTIVITIES

         A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known that during the 15-day period immediately before or after the access person's transaction, Oak Ridge purchased or sold the security or Oak Ridge considered purchasing or selling the security. However, an access person may purchase or sell the same securities as Oak Ridge provided the access person executes both the purchase and sale of such security at the same or worse price as that received by Oak Ridge or, in the case of a sale, sells the security after all such securities are sold by Oak Ridge. All such securities transactions remain subject to prior approval by the Chief Compliance Officer. As described above, it shall not be considered to be prohibited for an access person to have a managed account at Oak Ridge provided it is managed in the same way any other account is managed by Oak Ridge under the same portfolio management discipline
                  (i.e. small cap growth; large cap growth, etc.).

         B. No access person shall acquire any direct or indirect beneficial ownership in any initial public offering of securities without the prior approval of the Chief Compliance Officer.

         C. No access person shall acquire securities pursuant to a private placement without prior approval from the Chief Compliance Officer. A private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Regulation D issued thereunder. In determining whether approval should be granted, the Chief Compliance Officer should consider:

                  (i) whether the investment opportunity should be reserved for Oak Ridge and its clients; and

                  (ii) whether the opportunity is being offered to an individual by virtue of his or her position with Oak Ridge.

         D. No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Oak Ridge.

         E. No access person shall serve on the board of directors of a publicly traded company without prior written authorization from the Chief Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of Oak Ridge and its clients. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions through a "Chinese wall."

         F. No access person shall transact in securities of any issuer for which he or she possess material nonpublic information or in a manner which would otherwise be in violation of any Oak Ridge Insider Trading Policies.

         G. No access person, in connection with the purchase or sale, directly or indirectly, of Reportable Securities, shall:

                  (i) employee any device, scheme or artifice to defraud a Fund;

                  (ii) make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

                  (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund;

                  (iv) engage in any manipulative practice with respect to a Fund.

V.       POLICY ON SECURITY OWNERSHIP

         In addition to the prohibitions contained in Section IV hereof, if an access person recommends any securities transaction for a client the access person must first disclose to the portfolio managers involved in managing such client accounts, and to the Chief Compliance Officer, if the access person or any member of his or her immediate family has any interest in such security or the issuer thereof. The access person then cannot participate in the decision to purchase or sell that security for a client.

VI.      PRECLEARANCE

        A. Advance clearance is required for all personal securities transactions. A form provided for advance clearance is attached hereto as Appendix 1. Clearance requests should be submitted in writing (in duplicate, if requested by the Chief Compliance Officer) to the Chief Compliance Officer, or in his or her absence, to the CEO of Oak Ridge, who may approve or disapprove such transactions on the grounds of compliance with this Code of Ethics or otherwise. Approval shall only be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions of this Code of Ethics. One copy of the clearance request (if submitted in duplicate) will be returned to the access person showing approval or disapproval and in all cases one copy will be retained by the Chief Compliance Officer.

        B. The trade authorization is effective until the earlier of (i) its revocation (ii) the close of business on the third trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Thursday), or (iii) the access person learns that the information in the trade request is not accurate. If the trade is not executed within that period, a new advance authorization must be obtained before the transaction is placed.

        C. No access person who acts as a portfolio manager for Oak Ridge shall profit from the purchase and sale, or sale and purchase, of the same, or equivalent, securities held by or for Oak Ridge investment advisory clients within sixty (60) calendar days unless the security is purchased and sold by Oak Ridge within sixty (60) calendar days and the access person complies with Section IV.A or the only interest of the access person is by virtue of ownership of a Fund or an account managed by Oak Ridge on the same basis as any other account managed pursuant to the same management discipline. Any profits realized on such short-term trades must be disgorged by the access person; provided, however, that the Chief Compliance Officer may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception. This prohibition shall not apply to purchases and sales, or sales and purchases of broad based stock index options.

         D. In the event approval is granted, the access person must disclose the investment when he or she plays a material role in Oak Ridges' subsequent consideration of an investment in the issuer. In such circumstances, such individual will not participate in Oak Ridges' decision to purchase securities of the issuer or such decision will be subject to an independent review by investment personnel with no personal interest in the issuer.

VII.     REPORTING

         A. Except for the transactions set forth in Section III (other than the last paragraph of that Section), all securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by the Chief Compliance Officer.

         B. Every access person shall report to the Chief Compliance Officer the information described in Section VII(D) of this Code of Ethics on a quarterly basis with respect to the transactions in any Reportable Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         C. Every access person shall report to the Chief Compliance Officer on a quarterly basis the information described in
                  Section VII(D) of this Code of Ethics even if such access person has no personal securities transactions to report for the reporting period.

         D. Every report required to be made by this Section of this Code of Ethics shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title, exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price of the security at which the transaction was effected; and

                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

                  The determination date for timely compliance with this Section is the date the report is received by the Chief Compliance Officer, which date must be recorded on the report.

         E. Every access person shall direct his or her brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of all personal securities transactions and copies of periodic statements for all securities accounts in which such access person has a beneficial ownership interest. Attached hereto as Appendix 2 is a form letter that may be used to request such documents from the respective broker, dealer, or bank. It is the responsibility of the access person to make sure that his or her broker does in fact send the Chief Compliance Officer the duplicate confirmations and the duplicate statements. These forms, confirmations and statements will be maintained in strictest confidence by the Chief Compliance Officer. The Chief Compliance Officer shall review such statements and transaction reports submitted by access persons.

         F. In addition to the reporting requirements, every access person shall also disclose to the Chief Compliance Officer all personal securities holdings within ten (10) days of such person's commencement of employment or, if later, within ten
                  (10) days of such person becoming an access person. Such disclosures shall be made on the form attached hereto as Appendix 3. Such information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

         G. In addition to the above reporting requirements, every access person shall disclose to the Chief Compliance Officer all personal securities holdings in an annual report which reflects such person's securities holdings as of September 30th. The Chief Compliance Officer must receive such annual report no later than October 31st of each year. Such disclosures shall be made on the form attached hereto as Appendix 4. Such information must be current as of a date no more than 45 days prior to the date the report is submitted.

         H. Any report filed pursuant to this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

        I. Each year, Oak Ridge will provide to the Board of Directors of the Funds a report (i) describing issues, if any, arising under the Code of Ethics or procedures since the last such report to such Board of Directors, including, but not limited to, information about any material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and (ii) certifying to the Funds that Oak Ridge has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

        J. If Oak Ridge shall make material amendments to this Code of Ethics it shall notify, directly or indirectly, the Board of Directors of the Fund so that Oak Ridge can submit such change for approval to such Board within six months of the effective date thereof. Oak Ridge shall certify at that time to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating this Code of Ethics.

VIII.    COMPLIANCE WITH THE CODE OF ETHICS

         A. All access persons shall certify, upon becoming an access person of Oak Ridge, using the form attached hereto as Appendix 5, that:

                  (i)   They have received the Code of Ethics;

                  (ii) They will report all personal securities transactions required to be reported pursuant to the Code; and

                  (iii) They will comply with the Code of Ethics in all other respects.

         B. If this Code of Ethics is amended in a material manner, it shall be distributed to all access persons who shall acknowledge in writing their receipt of such amendment.

         C. All access persons shall certify annually, using the form attached hereto as Appendix 6, that:

                  (i) They have read and understand the Code of Ethics and recognize that they are subject thereto; and

                  (ii) They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

IX.      RECORDKEEPING REQUIREMENTS

         Oak Ridge will maintain, at its principal place of business, copies of certain records and will maintain such records for at least five years or such longer time as it is required to do so, and will make such records available to any representative of the Securities and Exchange Comission (the "Commission") for examination:

         A. A copy of each Code of Ethics in effect hereafter and which is in effect, from time tot ime, within the past five years from the date of such request;

         B. A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

         C. A copy of each report made by an access person as required hereunder, including copies of account statements and transaction confirmation if in lieu of such reports (in the case of this Section IX.C with at least the first two years in an easily accessible place);

         D. A record of all persons currently or within the past five years hereafter, who are or were required to make reports as access persons or who were responsible for reviewing such reports;

         E. Copies of the records of reports required under Section VII.I. (in the case of this Section IX.E. with at least the first two years in an easily accessible place);

         F. A record of any decision, and the reasons (if other than in the normal course) supporting the decision, to approve the acquisition by an access person for at least five years after the end of the fiscal year in which the approval is granted.


X.       VIOLATIONS; SANCTIONS

         If any access person violates or learns of a violation of this Code of Ethics, such access person shall promptly report such violation to the Chief Compliance Officer. In his or her absence, such violation shall be reported to the Chief Executive Officer of Oak Ridge.

         Upon discovering a violation of this Code of Ethics, the Chief Compliance Officer may impose such sanctions as he or she deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

XI.      INTERPRETATIONS; QUESTIONS

          Oak  Ridge may, from time to time, adopt such  interpretations of thi
          Code of  Ethics  as  Oak  Ridge  deems  appropriate.   Access  persons
          are encouraged to bring to the Chief Compliance Officer any questions
          they may  have  about  their   securities   accounts  or  personal
          trading activities or those of their immediate family or household members, or about any other legal or ethical responsibilities under this Code of Ethics or any other policies of Oak Ridge.

                                   Appendix 1

                 TRADE AUTHORIZATION REQUEST FOR ACCESS PERSONS

1. Name of Access Person:

2. If different than (1), name of the person in whose account the trade will occur:

3. Relationship of (2) to (1):

4. Name of Security and Ticker or CUSIP No:

5. Maximum number of shares or units to be purchased or sold or amount of bond:

6. Check if applicable: Purchase        Market Order
                        Sale            Limit Order       (Limit Order Price:  )

7. In connection with the foregoing transaction, I hereby make the foregoing representations and warranties:

    (a) I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

    (b) To my knowledge:

        (1) The Securities [are/are not] (circle one) Securities (or Related Securities) recommended by Oak Ridge for any of its managed account advisory clients;

        (2) The Securities or Related Securities [are/are not] (circle one) held by a Fund;

        (3) There are no outstanding purchase or sell orders for this Security (or Related Securities) for Oak Ridge managed account advisory clients including a Fund; and

        (4) None of the Securities (or Related Securities) is actively being considered for purchase or sale by Oak Ridge managed account advisory clients including a Fund.

    (c) The Securities [are/are not] (circle one) being acquired in an initial public offering.

    (d) If I am a Portfolio Manager and I am purchasing these Securities, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) sold these Securities (or equivalent securities) in the prior 60 days.

    (e) If I am a Portfolio Manager and I am selling these Securities, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) purchased these Securities (or equivalent securities) in the prior 60 days.

    (f) I have read the Code of Ethics within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.


---------------------------------             ---------------------------------
Access Person                                                 Print Name


CERTIFICATION OF ACCESS PERSON DESIGNEE

    The undersigned hereby certifies that the above Access Person (a) directly instructed me to complete this Form on his or her behalf, (b) to the best of my knowledge, was out of the office at the time of such instruction and has not returned, and (c) confirmed to me that the representations and warranties contained in this form are accurate.

---------------------------------              ---------------------------------
Access Person Designee                                        Print Name


AUTHORIZATION

Authorized By:  -------------------   Date:  ------------------  Time: --------

                                   Appendix 2


                    Form of Letter to Broker, Dealer or Bank

[Date]

[Broker Name and Address]


         Subject: Account #
                             ---------------------------------



Dear                                :
     -------------------------------

         You are requested to send duplicate confirmations of individual transactions as well as duplicate periodic statements for the above-referenced account to Oak Ridge Investments, LLC. Please address the confirmations and statements directly to:

              Oak Ridge Investments, LLC
              Attention Compliance Officer
              10 South LaSalle St., Suite 1250
              Chicago, IL 60603

         Your cooperation is most appreciated. If you have any questions regarding these requests, please contact me or Mr. Alan Molotsky of Oak Ridge at
(312) 857-1040.


                                   Sincerely,



                                   [Name of Access Person]

cc:      Chief Compliance Officer

                                   Appendix 3

                   INITIAL PERSONAL SECURITIES HOLDINGS REPORT

         In accordance with Section VII(F) of the Code of Ethics, please provide a list of all securities in which you have a beneficial interest (as of a date within 45 days of this report).

(1) Name of Access Person:


(2) If different than (1), name of the person in whose name the account is held:

(3) Relationship of (2) to (1):

(4) Broker or bank at which account is maintained:

(5) Account number:

(6) Address or phone number of broker or bank:

(7) If available attach the most recent account statement listing securities in that account.

Provide a list of any beneficial interests in securities below:

     Name of    Type of    Symbol or   Quantity in Shares     Direct or
     Security   Security   CUSIP No.   or Principal Amount    Indirect Interest






                           (Attach additional sheet if necessary)

         I certify that this form and the attached statements (if any) constitute all of the reportable securities in which I have a beneficial interest.

                                             ---------------------------------
                                             Access Person Signature

Dated:   ---------------------------------   ---------------------------------
                                             Print Name

                                   Appendix 4

                   ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

In accordance with Sec. VII (G) of the Code of Ethics, please provide the following information:

(1) Provide the following information with respect to all securities in which you had a direct or indirect beneficial interest as of September 30th of the current year:

Name of     Type of    Symbol or                              Direct or
Security    Security   CUSIP No.    Quantity    Value         Indirect Interest







(Attach additional sheet if necessary)

Alternatively, you may attach copies of account statements which provide the foregoing information for each account in which you had a direct or indirect beneficial interest.

(2) If your beneficial interest in any of the aforementioned securities is indirect, please provide the name of the direct owner and describe your relationship with such person:

(3) Provide the name of any broker, dealer or bank with whom an account is maintained in which any of the aforementioned securities are held for your direct or indirect benefit (including the telephone number or address of a contact person):

(4)     Provide account number(s):

         I certify that this form and the attached statements (if any) constitute all of the securities in which I have a beneficial interest as of September 30th of the current year.

                                              ---------------------------------
                                              Access Person Signature

Dated: ---------------------------------      ---------------------------------
                                              Print Name

                                   Appendix 5


                    ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS


         I acknowledge that I have received the Code of Ethics effective as of January 7, 2005, and represent:

         1. In accordance with the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under the Code of Ethics.

         2. I will comply with the Code of Ethics in all other respects.



                                              ---------------------------------
                                              Access Person Signature


                                              ----------------------------------
                                              Print Name


Dated:____________________

                                   Appendix 6


                    ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS



         I certify that during the past year:

         1. In accordance with Section VII of the Code of Ethics, I have reported all reportable securities transactions in which I have a beneficial interest except for transactions exempt from reporting under Section III and except to the extent disclosed on an attached schedule.

         2. I have complied with the Code of Ethics in all other respects.

         3. I have read and understand the Code of Ethics and recognize that I am subject to the Code of Ethics.



                                              ---------------------------------
                                              Access Person Signature


                                              ----------------------------------
                                              Print Name


Dated:____________________